Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 11, 2011 in the Registration Statement (Form S-1) and related Prospectus of The Active Network, Inc. to be filed with the Securities and Exchange Commission on January 20, 2012 for the registration of 1,500,000 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

January 20, 2012